                                                                     Exhibit 2.3


                        BORON, LEPORE & ASSOCIATES, INC.


                              7,000,000 Shares of
                   Convertible Participating Preferred Stock



                        _______________________________

                       PREFERRED STOCK PURCHASE AGREEMENT
                        _______________________________




                                December 4, 1996

                        BORON, LEPORE & ASSOCIATES, INC.
                       Preferred Stock Purchase Agreement
                                December 4, 1996

                                     INDEX
                                     -----

                                                                          Page
                                                                          ----
SECTION 1.  PURCHASE AND SALE OF PREFERRED SHARES...........................1

    1.1     Description of Securities.......................................1
    1.2     Sale and Purchase...............................................1
    1.3     Closing.........................................................1

SECTION 2.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY...................2

SECTION 3.  REPRESENTATIONS AND WARRANTIES OF THE INVESTORS.................3

SECTION 4.  CONDITIONS OF PURCHASE..........................................3

    4.1     [Omitted].......................................................3
    4.2     Satisfaction of Conditions......................................3
    4.3     Opinion of Counsel..............................................4
    4.4     Authorization...................................................4
    4.5     Cash; Working Capital; Net Worth................................4
    4.6     Senior Debt Facility............................................4
    4.7     Payment and Release.............................................4
    4.8     Closing of Stock Redemption.....................................4
    4.9     Stockholders' Agreement.........................................5
    4.10    Employment and Non-Competition Agreements.......................5
    4.11    Repayment of Loans..............................................5
    4.12    Election of Directors...........................................5
    4.13    All Proceedings Satisfactory....................................5
    4.14    No Violation or Injunction......................................5
    4.15    Consents and Waivers............................................5
    4.16    No Material Adverse Change......................................6
    4.17    Investors' Fees.................................................6

SECTION 5.  COVENANTS OF THE COMPANY........................................6

    5.1     Financial Statements............................................6
    5.2     Budget and Operating Forecast; Inspection.......................7
    5.3     Board Meetings; Indemnification.................................7
    5.4     Conduct of Business.............................................7
    5.5     Payment of Taxes, Compliance with Laws, etc.....................7


                                      (i)

                                                                          Page
                                                                          ----

    5.6     Insurance.......................................................8
    5.7     Key Person Insurance............................................8
    5.8     Maintenance of Properties.......................................8
    5.9     Material Adverse Changes........................................8
    5.10    Management Compensation.........................................8
    5.11    Stock Grants....................................................9
    5.12    Affiliated Transactions.........................................9
    5.13    Managing Underwriter............................................9
    5.15    Enforcement of Rights...........................................9
    5.16    Distributions on, and Redemptions of, Capital Stock............10
    5.17    Merger, Consolidation, Sale of Assets, Acquisitions and Other
            Actions........................................................10
    5.18    No Amendments to Certificate of Incorporation..................11

SECTION 6.  GENERAL........................................................11

    6.1     Amendments, Waivers and Consents...............................11
    6.2     Actions or Consents of Investors...............................11
    6.3     Indemnification from the Company; Expenses.....................11
    6.4     Survival of Representations; Assignability of Rights;
            No Third Party Beneficiaries...................................13
    6.5     Governing Law..................................................14
    6.6     Section Headings and Gender....................................14
    6.7     Counterparts...................................................14
    6.8     Notices and Demands............................................14
    6.9     Dispute Resolution.............................................14
    6.10    Remedies; Severability.........................................14
    6.11    Integration....................................................15


EXHIBITS
--------
Exhibit A - List of Investors
Exhibit B - Amended and Restated Certificate of Incorporation
Exhibit C - Outstanding Capital Stock
Exhibit D - General Release of Thomas S. Boron

                                     (ii)

                       PREFERRED STOCK PURCHASE AGREEMENT


  PREFERRED STOCK PURCHASE AGREEMENT made as of this 4th day of December, 1996, by and between BORON, LePORE & ASSOCIATES, INC., a Delaware corporation (the "Company"), and each of the investment partnerships and individuals named in Exhibit A hereto (including their assignees as provided in Section 6.4,
---------
collectively the "Investors," and each individually an "Investor").


 SECTION 1.  PURCHASE AND SALE OF PREFERRED SHARES
             -------------------------------------

  1.1  Description of Securities.  The Company has authorized the issuance and
       -------------------------
sale to the Investors of 7,000,000 shares (the "Preferred Shares") of its authorized but unissued Convertible Participating Preferred Stock, par value $.01 per share (the "Preferred Stock"), having the rights, preferences and other terms set forth on Exhibit B hereto (the "Preferred Stock Terms"). The Company
                   ---------
has authorized and has reserved, and covenants to continue to reserve, a sufficient number of shares of its Common Stock, par value $.01 per share (the "Common Stock"), Class B Common Stock, par value $.01 per share ("Class B Common Stock"), and Redeemable Preferred Stock, par value $.01 per share (the "Redeemable Preferred Stock"), to satisfy the rights of conversion of the holders of the Preferred Shares. Any shares of Common Stock or Class B Common Stock and Redeemable Preferred Stock or any successor class of capital stock of the Company hereafter issued or issuable upon conversion of the Preferred Shares are herein referred to as "Conversion Shares," and the Preferred Shares and the Conversion Shares are herein collectively referred to as the "Securities."

  1.2  Sale and Purchase.  Subject to the terms and conditions herein, at the
       -----------------
Closing (as hereinafter defined), the Company shall issue and sell to each of the Investors, and each Investor shall purchase from the Company, the number of Preferred Shares set forth opposite the name of such Investor in Exhibit A
                                                                 ---------
hereto for a purchase price of $1.785714286 for each Preferred Share.

  1.3  Closing.  A closing (the "Closing") shall take place at the offices of
       -------
Goodwin, Procter & Hoar LLP, Boston, Massachusetts, together with the closing of the transactions contemplated by each of the Stock Redemption Agreement of even date and the Bank Financing Agreement of even date (each as hereinafter defined), subject to satisfaction or waiver of all of the conditions set forth herein and therein. At the Closing, the Company shall deliver to each Investor a certificate or certificates representing the Preferred Shares being acquired by such Investor in such Investor's name or in the name of its nominee, against payment of the full purchase price therefor by or on behalf of each Investor to the Company by wire transfer of same day available funds. The day on which the Closing occurs is referred to herein as the Closing Date.

SECTION 2.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY
            ---------------------------------------------

  The Company hereby represents, warrants and covenants to the Investors as follows: (a) the Company has full corporate authority and power to enter into this Agreement; (b) this Agreement constitutes the valid and binding obligation of the Company enforceable against it in accordance with its terms; and (c) the execution, delivery and performance by the Company of this Agreement: (i) does not and will not violate any laws, rules or regulations of the United States or any state or other jurisdiction applicable to the Company, or require the Company to obtain any approval, consent or waiver of, or to make any filing with, any Person that has not been obtained or made; and (ii) does not and will not result in a breach of, constitute a default under, accelerate any obligation under or give rise to a right of termination of any indenture or loan or credit agreement or any other material agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which the Company or any of its subsidiaries is a party or by which the property of the Company is bound or affected, or result in the creation or imposition of any mortgage, pledge, lien, security interest or other charge or encumbrance on any of the assets or properties of the Company.

  The Company hereby further represents and warrants that immediately after the Closing, and after giving effect to each of the transactions contemplated by (i) this Agreement (hereinafter the "Agreement"), (ii) the Stock Redemption Agreement dated as of December 4, 1996 by and between the Company and Patrick G. LePore, Gregory Boron, Christopher Sweeney and Michael W. Foti executed concurrently herewith (the "Stock Redemption Agreement"), (iii) the Stockholders' Agreement dated as of December 4, 1996 among the Company, the Investors named therein and the Founders named therein executed concurrently herewith (the "Stockholders' Agreement), (iv) the Loan Agreement dated as of December 4, 1996 and related agreements in connection with the financing of the transactions contemplated hereby (the "Bank Financing Agreement"), and (v) the sale of 600,000 shares of Common Stock in the aggregate to Sweeney and Foti and the sale of 1,000,000 shares of restricted Class A Common Stock in the aggregate to Messrs. LePore, Boron, Sweeney and Foti under the Company's 1996 Stock Option and Grant Plan, all of the Company's outstanding capital stock will be owned beneficially and of record as set forth in Exhibit C hereto, will be free and
                                           ---------
clear of any lien, restriction or encumbrance except pursuant to the terms of the Stockholders' Agreement and the Restricted Stock Agreements to which Messrs. LePore, Boron, Sweeney and Foti are parties and there will be no outstanding options, warrants, rights, commitments, pre-emptive rights or agreements of any kind for the issuance and sale of, or outstanding securities convertible into, any additional shares of any class of the Company's capital stock, except as provided by the terms of the Preferred Shares.

  Each of the representations and warranties of the Company set forth in the Stock Redemption Agreement and the Bank Financing Agreement is true and correct at the date hereof.

SECTION 3.  REPRESENTATIONS AND WARRANTIES OF THE INVESTORS
            -----------------------------------------------

  Each Investor represents that it is an "accredited investor" as such term is defined in Rule 501 under the Securities Act of 1933, as amended (the "Securities Act"). Each Investor represents to the Company that it is purchasing the Securities for its own account, for investment only and not with a view to, or any present intention of, effecting a distribution of such securities or any part thereof except pursuant to a registration or an available exemption under applicable law. Each such Investor acknowledges that its respective Securities have not been registered under the Securities Act or the securities laws of any state or other jurisdiction and cannot be disposed of unless they are subsequently registered under the Securities Act and any applicable state laws or an exemption from such registration is available.

  Each of the Investors, hereby further represents, warrants and covenants to the Company and to the Founders as follows: (a) such Investor has full authority and power under its charter, by-laws, governing partnership agreement or comparable document to enter into this Agreement; (b) this Agreement constitutes the valid and binding obligation of such Investor; and (c) the execution, delivery and performance by such Investor of this Agreement: (i) does not and will not violate any laws, rules or regulations of the United States or any state or other jurisdiction applicable to such Investor, or require such Investor to obtain any approval, consent or waiver of, or to make any filing with, any person that has not been obtained or made; and (ii) does not and will not result in a breach of, constitute a default under, accelerate any obligation under or give rise to a right of termination of any indenture or loan or credit agreement or any other agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which such Investor is a party or by which the property of such Investor is bound or affected, or result in the creation or imposition of any mortgage, pledge, lien, security interest or other charge or encumbrance on any of the assets or properties of such Investor.


SECTION 4.  CONDITIONS OF PURCHASE
            ----------------------

  Each of the Investor's obligation to purchase and pay for its respective Preferred Shares shall be subject to compliance by the Company with its agreements herein contained and to the fulfillment to the Investors' satisfaction on or before the Closing Date of the following conditions:

  4.1  [Omitted].
        -------

  4.2  Satisfaction of Conditions.  The representations and warranties of the
       --------------------------
Company contained in this Agreement and in the Stock Redemption Agreement, the Stockholders' Agreement and the Bank Financing Agreement shall be true and correct on and as of the Closing Date; each of the conditions specified in this
Section 4 shall have been satisfied or waived in writing; and on the Closing Date a certificate to such effect executed by the Chief

Executive Officer and the Chief Financial Officer of the Company shall be delivered to the Investors.

  4.3  Opinion of Counsel.  The Company shall have received opinions of
       ------------------
Kirkpatrick & Lockhart LLP and LePore, Zimmerer, LePore & Luizzi in form and substance satisfactory to them.

  4.4  Authorization.  The Board of Directors and the stockholders of the
       -------------
Company shall have duly adopted resolutions in form reasonably satisfactory to the Investors and shall have taken all action necessary for the purpose of authorizing the Company to consummate the transactions contemplated by the Stock Redemption Agreement, the Stockholders' Agreement, the Bank Financing Agreement and this Agreement in accordance with the terms thereof and hereof, including without limitation the authorization of the issuance of the Preferred Shares and the filing of an Amended and Restated Certificate of Incorporation in the form attached hereto as with the Secretary of State for the State of Delaware establishing the Preferred Shares, and the Investors shall have received a duly executed certificate of the Secretary of the Company setting forth a copy of such resolutions and as to such other matters as may be requested by the Investors together with a copy of the Amended and Restated Certificate of Incorporation certified by the Secretary of State of the State of Delaware.

  4.5  Cash; Working Capital; Net Worth.  Prior to giving effect to the
       --------------------------------
transactions contemplated by this Agreement, including without limitation the Stock Redemption Agreement and the Bank Financing Agreement, excluding the effect of the payment of all fees and expenses of the Company incurred or to be incurred in connection with the transactions contemplated hereby, including without limitation, legal, accounting and investment banking, the Company's assets shall include cash in the amount of not less than $250,000, the Company's working capital and stockholders' equity shall not be less than $2.5 million and $2.5 million, respectively, and the Investors shall have received a certificate to such effect from the Company executed by its Chief Executive Officer and Chief Financial Officer.

  4.6  Senior Debt Facility.  The Company shall have obtained at least
       --------------------
$20,000,000 in funds (the "Senior Debt") pursuant to the Bank Financing Agreement on terms acceptable to the Investors.

  4.7  Payment and Release.  The Company shall have received an executed general
       -------------------
release in the form attached hereto as Exhibit D from Thomas S. Boron in
                                       ---------
consideration of the payment of $6,213,173 concurrently with the closing of the purchase and sale of the Preferred Shares under this Agreement and the funding pursuant to the Bank Financing Agreement.

  4.8  Closing of Stock Redemption.  Concurrently with the closing of the
       ---------------------------
purchase and sale of the Preferred Shares and the financing contemplated by the Bank Financing Agreement, the Company shall complete the redemption of an aggregate of 5,600,000 shares of Common Stock of the Company from Patrick G. LePore and Gregory Boron in consideration of payments aggregating $18,850,000 pursuant to the Stock Redemption Agreement.

  4.9  Stockholders' Agreement.  The Stockholders' Agreement shall have been
       -----------------------
executed and delivered by the parties hereto.

  4.10  Employment and Non-Competition Agreements.  Each of Patrick G. LePore,
        -----------------------------------------
Gregory Boron, Christopher Sweeney and Michael W. Foti (the "Principal Stockholders") shall have executed and delivered an Employment Agreement and a Non-Competition Agreement in the form and substance satisfactory to the Investors.

  4.11  Repayment of Loans.  Promptly upon the Closing, Patrick G. LePore and
        ------------------
Gregory Boron shall have repaid in full indebtedness owed to the Company in the aggregate amount of $403,644.

  4.12  Election of Directors.  Effective subsequent to the transactions
        ---------------------
contemplated hereby, the Company's Board of Directors shall include Jacqueline
C. Morby and Roger B. Kafker as designees of the Investors pursuant to the terms of the Amended and Restated Certificate of Incorporation, each of whom shall also be appointed to a three-person Compensation Committee of the Company, and the Company shall have entered into Director Indemnification Agreements with such designees the form and substance satisfactory to the Investors.

  4.13  All Proceedings Satisfactory.  All corporate and other proceedings taken
        ----------------------------
prior to or at the Closing in connection with the transactions contemplated by this Agreement and all documents and evidences incident hereto shall be reasonably satisfactory in form and substance to the Investors and the issuance and sale of the Preferred Shares shall be made in compliance with all applicable federal and state laws and evidence thereof shall have been provided to the Investors.

  4.14  No Violation or Injunction.  The consummation of the transactions
        --------------------------
contemplated by this Agreement, the Stock Redemption Agreement and the Bank Financing Agreement and the transactions contemplated hereby and thereby shall not be in violation of any law or regulation, and shall not be subject to any injunction, stay or restraining order.

  4.15  Consents and Waivers.  The Company and each party to each to the Stock
        --------------------
Redemption Agreement, the Stockholders' Agreement and the Bank Financing Agreement shall have obtained all consents or waivers necessary to execute this Agreement, the Stock Redemption Agreement, the Stockholders' Agreement and the Bank Financing Agreement and the other agreements and documents contemplated herein, to issue the Securities and to carry out the transactions contemplated hereby and thereby and shall have delivered satisfactory evidence thereof to the Investors. All governmental filings necessary to effectuate the terms of this Agreement, the Securities, the Stock Redemption Agreement, the Stockholders' Agreement, the Bank Financing Agreement and the other agreements and instruments executed and delivered by the Company in connection herewith and therewith shall have been made or taken.

  4.16  No Material Adverse Change.  Between October 31, 1996 and the Closing
        --------------------------
Date, there shall have been no material adverse change in the financial condition, properties, assets, liabilities, business, operations or prospects of the Company, whether or not in the ordinary course of business.

  4.17  Investors' Fees.  The Company shall have paid all legal and accounting
        ---------------
fees and related expenses incurred by the Investors in connection with the transactions contemplated by this Agreement, the Stock Redemption Agreement, the Stockholders' Agreement and the Bank Financing Agreement and concurrent or related transactions.


SECTION 5.  COVENANTS OF THE COMPANY
            ------------------------

  The Company (which term shall be deemed to include, for purposes of this Section 5, any subsidiary or subsidiaries of the Company formed after the date of this Agreement) shall comply with the following covenants except as shall otherwise be expressly agreed pursuant to a written consent or consents executed by Investors holding not less than two-thirds of the shares of Convertible Preferred Stock (or Class B Common Stock or Common Stock, as applicable) held by the Investors as a group, until the closing of a Qualified Public Offering (as defined in the Company's Amended and Restated Certificate of Incorporation).

  5.1  Financial Statements.  The Company will maintain a comparative system of
       --------------------
accounts in accordance with generally accepted accounting principles, keep full and complete financial records and furnish to the Investors the following reports: (a) within 60 days after the end of each fiscal year, a copy of the consolidated balance sheet of the Company as at the end of such year, together with a consolidated statement of income and retained earnings of the Company for such year, audited and certified by independent public accountants of recognized national standing reasonably satisfactory to the Investors, prepared in accordance with generally accepted accounting principles and practices consistently applied; (b) within 45 days after the end of each quarter commencing with the quarter ending March 31, 1997, a consolidated unaudited balance sheet of the Company as at the end of such quarter and a consolidated unaudited statement of income and retained earnings for the Company for such quarter and for the year to date; (c) within 30 days after the end of each month commencing with the month ending December 31, 1996 a consolidated unaudited balance sheet of the Company as at the end of such month and an unaudited statement of income and retained earnings for the Company for such month and for the year to date, each of the foregoing balance sheets and statements of earnings and retained earnings to set forth in comparative form the corresponding figures for the prior fiscal period and to include a brief written discussion and analysis by management of such annual, quarterly and monthly financial statements; and (d) such other financial information as a two-thirds in interest of the Investors may reasonably request, including without limitation certificates of the principal financial officer of the Company concerning compliance with the covenants of the Company under this Section 5.

  5.2  Budget and Operating Forecast; Inspection.  The Company will prepare and
       -----------------------------------------
submit to the Board of Directors of the Company a budget for the Company for each fiscal year of the Company at least 30 days prior to the beginning of such fiscal year, together with management's written discussion and analysis of such budget. The budget shall be accepted as the budget for such fiscal year when it has been approved by a majority of the full Board of Directors of the Company and, thereupon, a copy of such budget promptly shall be sent to the Investors. The Company shall review the budget periodically and shall advise the Board of Directors and the Investors of all changes therein and all material deviations therefrom.

  The Company will, upon reasonable prior notice to the Company, permit authorized representatives of the Investors to visit and inspect any of the properties of the Company and its subsidiaries, including its books of account (and to make copies thereof and take extracts therefrom), and to discuss its affairs, finances and accounts with its officers, administrative employees and independent accountants, all at such reasonable times and as often as may be reasonably requested.

  5.3  Board Meetings; Indemnification.  The Company will ensure that meetings
       -------------------------------
of its Board of Directors are held at least four times each year. The Company will pay the nominees of the Investors who serve as directors fees in an amount equal to any fees that are paid to other non-management directors of the Company and will reimburse such Directors for their reasonable travel expenses incurred in connection with attending meetings of the Board of Directors and for their reasonable direct costs associated with any other work on behalf of the Company. The Amended and Restated Certificate of Incorporation and By-laws of the Company will in respect of all times during which any nominee of any of the Investors serves as a director of the Company provide for exculpation and indemnification of the directors and limitations on the liability of the directors to the fullest extent permitted under applicable state law, and the Company will use its best efforts to obtain and maintain on reasonable business terms directors and officers' liability insurance coverage of at least $2 million per occurrence.

  5.4  Conduct of Business.  The Company will continue to engage principally in
       -------------------
the business now conducted by the Company or a business or businesses similar thereto or reasonably compatible therewith. The Company will keep in full force and effect its corporate existence and all intellectual property rights useful in its business (except such rights as the Board of Directors has reasonably determined are not material to the Company's continuing operations).

  5.5  Payment of Taxes, Compliance with Laws, etc.  The Company will pay and
       -------------------------------------------
discharge all lawful taxes, assessments and governmental charges or levies imposed upon it or upon its income or property before the same shall become in default, as well as all lawful claims for labor, materials and supplies which, if not paid when due, might become a lien or charge upon its property or any part thereof; provided, however, that the Company shall not be required to pay and discharge any such tax, assessment, charge, levy or claim so long as the validity thereof is being contested by the Company in good faith by appropriate proceedings and an adequate reserve therefor has been established on its books. The Company will comply with all applicable laws and regulations in the conduct of its business, including, without limitation, all applicable federal and state securities laws in connection with the issuance of any shares of its capital stock.

  5.6  Insurance.  The Company will keep its insurable properties insured, upon
       ---------
reasonable business terms, by financially sound and reputable insurers against liability, and the perils of casualty, fire and extended coverage in amounts of coverage at least equal to those customarily maintained by companies in the same or similar business as the Company. The Company will also maintain with such insurers insurance against other hazards and risks and liability to persons and property to the extent and in the manner customary for companies engaged in the same or similar business.

  5.7  Key Person Insurance.  The Company will use reasonable commercial efforts
       --------------------
to promptly increase the coverage under the existing "key person" term life insurance policies on the lives of Patrick G. LePore and Gregory Boron to $5 million for each such individual provided such an increase can be obtained at a commercially reasonable cost to the Company.

  5.8  Maintenance of Properties.  The Company will maintain all properties used
       -------------------------
or useful in the conduct of its business in good repair, working order and condition, ordinary wear and tear excepted, as necessary to permit such business to be properly and advantageously conducted.

  5.9  Material Adverse Changes.  The Company will promptly advise the Investors
       ------------------------
of any event which represents or is reasonably likely to result in a material adverse change in the condition (financial or otherwise), business or prospects of the Company and its subsidiaries, and of each suit or proceeding commenced or threatened against the Company or any of its subsidiaries which, if adversely determined, in the reasonable judgment of the Company, is reasonably likely to have a material adverse effect on the Company and its subsidiaries or their condition (financial or otherwise), business or prospects.

  5.10  Management Compensation.  Compensation paid by the Company to its
        -----------------------
management will be comparable to compensation paid to management in companies in the same or similar businesses of similar size and maturity and with comparable financial performance. Base compensation (not including bonuses and benefits or amounts paid in connection with the transactions contemplated hereby as described in Schedule 4.1 or otherwise) paid to the Principal Stockholders as a group shall not exceed $1,050,000 (subject to proportionate reduction in the event any Principal Stockholder ceases to be an employee) in the aggregate for 1997 and for each succeeding year shall not exceed an amount which is 5% higher than the maximum amount for the prior year. Any bonuses paid to employees of the Company shall be approved by a three-person Compensation Committee of the Company including two designees of the Investors.

  5.11      Stock Grants.  The Company and its subsidiaries will not issue stock
            ------------
or grant stock options, warrants, other rights to purchase stock or phantom stock rights in the Company or its subsidiaries to their employees, officers, directors, consultants, advisers or independent contractors except for the future issuance of up to 1,000,000 shares or options on shares of Class A Common Stock to employees of the Company other than the Principal Stockholders and the sale promptly following the Closing of 600,000 shares of Common Stock and 1,000,000 shares of restricted Class A Common Stock to the Principal Stockholders (in each case subject to adjustments for stock splits, stock dividends and the like), pursuant to and in accordance with the terms of the Company's 1996 Stock Option and Grant Plan (the "Plan") as in effect on the Closing Date. Future options and restricted stock may be granted to such employees, officers, directors, consultants, advisors or independent contractors (other than the Principal Stockholders) as the Compensation Committee of the Company or the Board of Directors may determine, at prices determined in good faith by the Compensation Committee or Board of Directors, and otherwise on such terms as the Compensation Committee or Board of Directors shall determine. The Plan may not be amended, revised or waived after the Closing Date without the consent of two-thirds in interest of the Investors. Any grants of capital stock or options to a Principal Stockholder shall be conditioned upon the grantee agreeing to be bound by the terms of the Stockholders' Agreement with respect to the shares covered thereby.

  5.12      Affiliated Transactions.  All transactions by and between the
            -----------------------
Company and any of the Principal Stockholders or any other officer or key employee of the Company or persons controlling, controlled by, under common control with or otherwise affiliated with such Principal Stockholder, officer or key employee, shall be conducted on an arm's-length basis, shall be on terms and conditions no less favorable to the Company than could be obtained from nonrelated persons and shall be approved in advance by the Board of Directors after full disclosure of the terms thereof, provided that all of the transactions contemplated by Schedule 4.1 to this Agreement and the other agreements referred to herein shall be deemed consistent with this Section 5.12.

  5.13      Managing Underwriter.  Selection of the managing or lead underwriter
            --------------------
for the Company's initial public offering shall be approved by two-thirds-in-interest of the Investors, which approval shall not be unreasonably withheld.

  5.14      Use of Proceeds.  The Company will use the proceeds from the sale of
            ---------------
the Preferred Shares and the funding of the Senior Indebtedness under the Bank Financing Agreement as provided in Schedule 5.14 hereto.

  5.15      Enforcement of Rights.  The Company will diligently enforce all of
            ---------------------
its rights, including rights of indemnification, under the Stock Redemption Agreement, the Employment and Non-Competition Agreements referred to in Section
4.10 and the Restricted Stock Agreements relating to the grants referred to in
Section 5.11. The Company will not effect any transfer of any of the outstanding capital stock of the Company on the stock record books of the Company unless such transfer is made in accordance with the terms of the Stockholders'

Agreement. The Company will not waive or release any rights under, or consent to the amendment of, any such agreement without the written consent of two-thirds-in-interest of the Investors.

  5.16      Distributions on, and Redemptions of, Capital Stock.  Except as
            ---------------------------------------------------
otherwise expressly provided in this Agreement, including Schedule 4.1, or the Amended and Restated Certificate of Incorporation, the Company will not declare or pay any dividends or make any distributions of cash, property or securities of the Company with respect to any shares of its Common Stock or any other class of its capital stock, or directly or indirectly redeem, purchase, or otherwise acquire for consideration any shares of its Common Stock or any other class of its capital stock; provided, however, that this restriction shall not apply to the repurchase of up to 2,000,000 shares of Class A Common Stock pursuant to agreements under which the Company has the option or obligation to repurchase such shares upon the occurrence of certain events, including termination of employment, and a right of first refusal to acquire shares in the event of certain proposed transfers. Any redemption, repurchase or other acquisition by the Company of any shares of its capital stock shall be made in compliance with all laws, including but not limited to federal and state securities laws.

  5.17      Merger, Consolidation, Sale of Assets, Acquisitions and Other
            -------------------------------------------------------------
Actions.  The Company will not: (a) sell, lease or otherwise dispose of (whether
-------
in one transaction or a series of related transactions) all or substantially all of its assets, (b) merge with or into or consolidate with another entity (except into or with a wholly-owned subsidiary of the Company with the requisite shareholder approval), (c) acquire any other corporation or business concern, whether by acquisition of assets, capital stock or otherwise, and whether in consideration of the payment of cash, the issuance of capital stock or otherwise, or make any material investment in another business entity, (d) voluntarily liquidate or wind up its operations, (e) authorize the issuance of, issue or reserve for issuance, any equity securities (including without limitation options, warrants, convertible or exchangeable securities or rights giving the holder thereof the right to acquire equity securities or any of the foregoing) or otherwise engage in any equity financing, including without limitation in connection with a stock acquisition, but excluding the issuance of stock options and/or restricted stock as contemplated by Section 5.11, (f) create, or obligate itself to create, any class or series of shares having preference over or being on a parity with the Preferred Shares or the Redeemable Preferred Stock, (g) create, incur, assume, become liable for, or permit to exist any indebtedness for borrowed money (other than the Senior Debt), capital leases, or other similar commitments or obligations, which, for any one such borrowing or series of related borrowings, is in excess of $250,000, other than equipment loans in the ordinary course of business, or (h) enter into any agreement or arrangement or take any other action that eliminates, amends, restricts or otherwise adversely affects the rights of the holders of the Preferred Shares or the Company's ability to perform its obligations hereunder or under the Amended and Restated Certificate of Incorporation or the Stockholders' Agreement; without limitation of the foregoing, the Company shall take all action necessary or appropriate, to the extent reasonably within its control, to remove promptly any impediment to the redemption of the Preferred Shares or the

Redeemable Preferred Stock as contemplated by the Amended and Restated Certificate of Incorporation.

  5.18      No Amendments to Certificate of Incorporation.  The Company will not
            ---------------------------------------------
make any amendment to Article IV of its Amended and Restated Certificate of Incorporation or make any other amendment to its Amended and Restated Certificate of Incorporation or any amendment to its By-laws that eliminates, amends or restricts the rights and preferences of or otherwise adversely affects the holders of the Preferred Stock or the Redeemable Preferred Stock.


SECTION 6.  GENERAL
            -------

  6.1       Amendments, Waivers and Consents.  For the purposes of this
            --------------------------------
Agreement and all agreements executed pursuant hereto, no course of dealing between or among any of the parties hereto and no delay on the part of any party hereto in exercising any rights hereunder or thereunder shall operate as a waiver of the rights hereof and thereof. No provision hereof may be waived otherwise than by a written instrument signed by the parties so waiving such covenant or other provision; provided, however, in the case of the Investors, changes in or additions to, and any consents or waivers given pursuant to, this Agreement may be made, and compliance with any term, covenant, condition or provision set forth herein may be omitted or waived (either generally or in a particular instance and either retroactively or prospectively) by a consent of the Investors in accordance with Section 6.2. Any amendment or waiver effected in accordance with this Section 6.1 shall be binding upon each holder of Preferred Shares or Conversion Shares at the time outstanding, each future holder of all such securities and the Company and each of their assigns.

  6.2       Actions or Consents of Investors.  Any actions required to be taken
            --------------------------------
or consents, approvals, votes or waivers required or contemplated to be given by the Investors shall require a vote of two-thirds-in-interest of the Investors based on their relative holdings of Preferred Shares or Conversion Shares at the relevant time.

  6.3       Indemnification from the Company; Expenses.
            ------------------------------------------

            (a) Without limitation of any other provision of this Agreement, the Company agrees to defend, indemnify and hold the Investors and their affiliates and their respective direct and indirect partners, members, Stockholders, directors, officers, employees and agents and each person who controls any of them within the meaning of Section 15 of the Securities Act or
Section 20 of the Exchange Act of 1934, as amended (the "Exchange Act") (parties receiving the benefit of the indemnification agreement herein shall be referred to collectively as "Indemnified Parties" and individually as an "Indemnified Party") harmless from and against any and all losses, claims, damages, obligations, liens, assessments, judgments, fines, liabilities, and other costs and expenses (including without limitation interest, penalties and any investigation, reasonable, legal and accountant fees and other expenses incurred in connection with, and any amount paid in settlement of, any action, suit or proceeding or any claim asserted, as the same are incurred) of any kind or nature whatsoever which may be sustained or suffered by any such Indemnified Party, without regard to any investigation by any of the Indemnified Parties, based upon, arising out of, by reason of or otherwise in respect of or in connection with (i) any breach of any covenant or agreement made by the Company in this Agreement or in any agreement or instrument delivered pursuant to or in connection with this Agreement, or of (ii) their status as a securityholder, creditor, director, agent, representative or controlling person of the Company (including, without limitation, any and all Losses under the Securities Act, the Exchange Act or other federal or state statutory law or regulation, at common law or otherwise, which relates directly or indirectly to the registration, purchase, sale or ownership of any securities of the Company or to any fiduciary obligation owed with respect thereto), including without limitation in connection with any third party or governmental action or claim relating to any action taken or omitted to be taken or alleged to have been taken or omitted to have been taken by any Indemnified Party as shareholder, director, agent, representative or controlling person of the Company or otherwise, alleging so-called control person liability or securities law liability; provided, however, that the Company will not be liable to the extent that such loss, claim, damage, expense or liability arises from and is based on (A) an untrue statement or omission or alleged untrue statement or omission in a registration statement or prospectus which is made in reliance on and in conformity with written information furnished to the Company in an instrument duly executed by or on behalf of such Indemnified Party specifically stating that it is for use in the preparation thereof or (B) a knowing and willful violation of the federal securities laws by an Indemnified Party, as finally determined by a court of competent jurisdiction.

            (b) If the indemnification provided for in Section 6.3(a) above for any reason is held by a court of competent jurisdiction to be unavailable to an Indemnified Party in respect of any losses, claims, damages, expenses or liabilities referred to therein, then the Company, in lieu of indemnifying such Indemnified Party thereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages, expenses or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the Company and the Investors, or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company and the Investors in connection with the action or inaction which resulted in such losses, claims, damages, expenses or liabilities, as well as any other relevant equitable considerations. In connection with any registration of the Company's securities, the relative benefits received by the Company and the Investors shall be deemed to be in the same respective proportions that the net proceeds from the offering (before deducting expenses) received by the Company and the Investors, in each case as set forth in the table on the cover page of the applicable prospectus, bear to the aggregate public offering price of the securities so offered. The relative fault of the Company and the Investors shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or the Investors and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

  The Company and the Investors agree that it would not be just and equitable if contribution pursuant to this Section 6.3(b) were determined by pro rata or per capita allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. In connection with the registration of the Company's securities, in no event shall an Investor be required to contribute any amount under this
Section 6.3(b) in excess of the lesser of (i) that proportion of the total of such losses, claims, damages or liabilities indemnified against equal to the proportion of the total securities sold under such registration statement which is being sold by such Investor or (ii) the proceeds received by such Investor from its sale of securities under such registration statement. No person found guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not found guilty of such fraudulent misrepresentation.

            (c)  The indemnification and contribution provided for in this
Section 6.3 will remain in full force and effect regardless of any investigation made by or on behalf of the Indemnified Parties or any officer, director, partner, employee, agent or controlling person of the Indemnified Parties.

            (d) The provisions of this Section 6.3 are in addition to and shall supplement those set forth in the Stockholders' Agreement which shall apply in the case of the registration and sale of Registrable Securities held by any of the Investors registered as provided in the Stockholders' Agreement.

            (e) The Company agrees to pay and hold the Investors harmless against liability for payment of all reasonable out-of-pocket costs and expenses incurred in connection with their ongoing investment in the Company, including without limitation the fees and disbursements of counsel and other professionals and any costs and expenses associated with the performance and enforcement of this Agreement and the agreements, documents and instruments contemplated hereby or executed pursuant hereto. In addition, the Company agrees to pay any and all stamp, transfer and other similar taxes (together in each case with interest and penalties, if any) payable or determined to be payable in connection with the execution and delivery of this Agreement and the issuance of securities hereunder.

  6.4       Survival of Representations; Assignability of Rights; No Third Party
            --------------------------------------------------------------------
Beneficiaries.  All covenants and agreements of the Company made herein and in
-------------
the certificates, exhibits and schedules delivered to any Investor in connection herewith (a) are material and shall be deemed to have been relied upon by such Investor, and shall survive the delivery of the Securities and (b) shall bind the Company's successors and assigns, whether so expressed or not, and, except as otherwise provided in this Agreement, all such covenants, agreements, representations and warranties shall inure to the benefit of the Investors' successors and assigns and to transferees of the Securities, whether so expressed or not, with any such assignee (and any successive assignee thereof) being deemed an "Investor" for purposes hereof. Nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

  6.5       Governing Law.  This Agreement shall be deemed to be a contract made
            -------------
under, and shall be construed in accordance with, the laws of Delaware, without giving effect to conflict of laws principles thereof.

  6.6       Section Headings and Gender.  The descriptive headings in this
            ---------------------------
Agreement have been inserted for convenience only and shall not be deemed to limit or otherwise affect the construction of any provision thereof or hereof. The use in this Agreement of the masculine pronoun in reference to a party hereto shall be deemed to include the feminine or neuter, and vice versa, as the context may require.

  6.7       Counterparts.  This Agreement may be executed simultaneously in any
            ------------
number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute but one and the same document.

  6.8       Notices and Demands.  Any notice or demand which is required or
            -------------------
provided to be given under this Agreement shall be deemed to have been sufficiently given and received for all purposes when delivered by hand, telecopy, telex or other method of facsimile, or five (5) days after being sent by certified or registered mail, postage and charges prepaid, return receipt requested, or two (2) days after being sent by overnight delivery providing receipt of delivery, to the addresses shown on the signature page hereof or Exhibit A hereto or at any other address designated by such Investor to the
---------
Company; and if to an assignee of an Investor, at its address as designated to the Company and the other Investors in writing.

  6.9       Dispute Resolution.  Except with respect to matters as to which
            ------------------
injunctive relief is being sought, any dispute arising out of or relating to this Agreement that has not been settled within thirty (30) days by good faith negotiation between the parties to this Agreement shall be submitted for final and binding arbitration pursuant to the commercial arbitration rules of the American Arbitration Association. Any such arbitration shall be conducted in New York City.

  6.10      Remedies; Severability.  Notwithstanding Section 6.9, it is
            ----------------------
specifically understood and agreed that any breach of the provisions of this Agreement by any person subject hereto will result in irreparable injury to the other parties hereto, that the remedy at law alone will be an inadequate remedy for such breach, and that, in addition to any other legal or equitable remedies which they may have, such other parties may enforce their respective rights by actions for specific performance (to the extent permitted by law). Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be deemed prohibited or invalid under such applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, and such prohibition or invalidity shall not invalidate the remainder of such provision or the other provisions of this Agreement.

  6.11      Integration.  This Agreement, including the exhibits, documents and
            -----------
instruments referred to herein or therein, constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.


                  [Remainder of Page Intentionally Left Blank]

   IN WITNESS WHEREOF, the undersigned have executed this Agreement as a sealed instrument as of the day and year first above written.

                                  BORON, LePORE & ASSOCIATES, INC.


                                  By: /s/ Patrick G. LePore
                                     -----------------------------------
                                     Name: Patrick G. LePore
                                     Title: President

                                  Address: 17-17 Route 208 North
                                           Fair Lawn, NJ  07410
                                           Attn: President

                                  TA INVESTORS ADVENT VII L.P.


                                  By:   TA Associates VII L.P.,
                                        its General Partner

                                  By:   TA Associates, Inc.,
                                        its General Partner


                                                 *
                                  ----------------------------------------
                                  Name: Jacqueline C. Morby
                                  Title: Managing Director


                                  ADVENT ATLANTIC AND PACIFIC III L.P.

                                  By:   TA Associates AAP III Partners,
                                        its General Partner

                                  By:   TA Associates, Inc.,
                                        its General Partner



                                                 *
                                  ----------------------------------------
                                  Name: Jacqueline C. Morby
                                  Title: Managing Director


                                  TA VENTURE INVESTORS LIMITED PARTNERSHIP



                                                 *
                                  ----------------------------------------
                                  Name: Jacqueline C. Morby
                                  Title: General Partner


* /s/ Jacqueline C Morby
--------------------------
By: Jacqueline C Morby

                                  /s/ MLPFS FBO  John A. Staley, IV IRRA
                                  ----------------------------------------
                                  MLPFS FBO
                                  John A. Staley, IV IRRA


                                  /s/ Howard A. Cubell
                                  ----------------------------------------
                                  Howard A. Cubell


                                  /s/ John R. LeClaire
                                  ----------------------------------------
                                  John R. LeClaire


                                  /s/ Marian A. Tse
                                  ----------------------------------------
                                  Marian A. Tse